UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2013

KLA-TENCOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-09992	04-2564110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive, Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 875-3000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    On July 9, 2013, KLA-Tencor Corporation (the "Company") filed a Current Report on Form 8-K reporting that the Company's Board of Directors, on July 8, 2013, had appointed Bren D. Higgins as Executive Vice President and Chief Financial Officer (and principal financial officer) of the Company, effective on the day after the date on which the Company files its Annual Report on Form 10-K for the fiscal year ended June 30, 2013 with the Securities and Exchange Commission. As of the date of that Current Report on Form 8-K, Mr. Higgins' compensation and benefits in connection with his new role had not yet been determined. In meetings held on August 5 and 6, 2013, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") approved Mr. Higgins' modified compensation arrangements in connection with his new role, and this Form 8-K/A is being filed to report those approved compensation arrangements.
The Compensation Committee approved the following compensation arrangements for Mr. Higgins in connection with his appointment as Executive Vice President and Chief Financial Officer (and principal financial officer) of the Company:
(1)    An annual base salary of $350,000;
(2)    The opportunity to participate in the Company's Executive Incentive Plan (the "Bonus Plan") for fiscal year 2014 with a target bonus opportunity of 75% of Mr. Higgins' paid base salary. Payment of such bonus under the Bonus Plan is subject to the Company's satisfaction of certain operational performance goals established for the fiscal year, and Mr. Higgins must continue to be an eligible employee on the date of payout to receive any incentive bonus that may become payable under the Bonus Plan;
(3)    The following restricted stock unit ("RSU") awards:
(A)    An RSU award covering 7,150 shares of the Company's common stock. The vesting of these RSUs is subject only to Mr. Higgins' continued service with the Company through the applicable vesting date, with twenty-five percent (25%) of the RSUs vesting on the one-year anniversary of the grant date and on each yearly anniversary thereafter until August 6, 2017;
(B)    An RSU award covering 10,000 shares of the Company's common stock. The vesting of these RSUs is subject only to Mr. Higgins' continued service with the Company, with fifty percent (50%) of the RSUs units vesting upon his completion of two years of service with the Company measured from the grant date, and the remaining fifty percent (50%) vesting upon his completion of an additional two years of service thereafter; and
(C)    A performance-based RSU award covering a target amount of 7,150 shares of the Company's common stock. The actual number of shares earned under this performance-based RSU award may vary between 0% and 125% of such target amount, based on the Company's relative cash flow margin versus the Company's recently expanded peer group over a three-year performance period. The shares (if any) that are determined to have been earned under this RSU award following the conclusion of the Company's 2016 fiscal year will vest as follows: Fifty percent (50%) of the RSUs will vest upon the three-year anniversary of the grant date (or, if later, the date on which the Compensation Committee determines the number of shares earned under this RSU award), and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, in each case subject to Mr. Higgins' continued service with the Company through the applicable vesting date;
(4)    Mr. Higgins was added as a participant in the Company's 2010 Executive Severance Plan (the "2010 Severance Plan") and, as a result, will be eligible for the following benefits thereunder:
(A)    If Mr. Higgins is terminated other than for cause, or voluntarily resigns for good reason (in each case as defined under the 2010 Severance Plan), within one year following a change of control of the Company, then he will receive (i) salary continuation payments for eighteen months, (ii) a prorated annual incentive payment for the fiscal year of his termination or resignation (based on the prior year's bonus payment), (iii) 100% vesting acceleration of all of his outstanding equity awards, (which, with respect to any performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of his termination or resignation date, will be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined), and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted to him (if any) so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award; and
(B)    If a payment under the 2010 Severance Plan would constitute a "parachute payment" upon or in connection with a change of control of the Company within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and would be subject to excise tax imposed by Code Section 4999, then the payment to Mr. Higgins will be reduced to either (i) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (ii) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the excise tax (all computed at the highest applicable marginal rate), results in Mr. Higgins' receipt, on an after-tax basis, of the greater amount of the payment notwithstanding that all or some portion of the payment may be subject to the excise tax; and
(5)    Mr. Higgins is entitled to receive Company-provided professional financial services, including tax planning, preparation and filing, as well as financial and estate planning services, up to a maximum cost of $20,000 per calendar year.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION

Date:	August 9, 2013	By: /s/ BRIAN M. MARTIN
Name: Brian M. Martin
Title: Executive Vice President and General Counsel